UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2017

DELMAR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37823	99-0360497
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 720-999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

(Address of principal executive offices) (Zip Code)

(604) 629-5989

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2017, DelMar Pharmaceuticals, Inc. (the “Company”) entered into a Settlement Agreement with Jeffrey Bacha pursuant to which, effective January 1, 2018, Mr. Bacha will no longer serve as the Company’s President and Chief Operating Officer. In addition, Mr. Bacha will not be standing for re-election to the Board of Directors at the Company’s 2018 Annual Meeting of Stockholders as described below. Pursuant to the terms of the Settlement Agreement and consistent with the terms of the employment agreement between Mr. Bacha and the Company dated February 9, 2017, as amended, Mr. Bacha will be entitled to (i) his accrued and unpaid base salary through January 1, 2018, (ii) payment for his accrued and unused vacation through January 1, 2018, (iii) severance in an amount equal to 13 months of Mr. Bacha’s current base salary, or $270,833.33 USD, (iv) payment in an amount equal to 12 months’ of coverage under the Company’s benefits plans, or $9,600.00 USD and (v) reimbursement for any properly incurred business expenses submitted with appropriate documentation in accordance with the Company’s expense reimbursement policies through December 31, 2017. In addition, all of Mr. Bacha’s unvested stock options will be deemed vested as of January 1, 2018 and will remain exercisable for three years and any unexercised options will expire on December 31, 2020. In addition, effective January 1, 2018, Mr. Bacha will provide consulting services to the Company through April 30, 2018 for a consulting fee of $20,833.00 USD per month. The Separation Agreement and the Employment Agreement contain customary post-termination restrictive covenants in favor of the Company including confidentiality, non-competition and non-solicitation covenants.

The foregoing summary of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement. A copy of the Settlement Agreement will be filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the three months ending December 31, 2017 and is incorporated herein by reference.

Effective to January 1, 2018, Saiid Zarrabian, the Company’s Interim Chief Executive Officer and a member of the Board of Directors, will serve as the Company’s Interim President. Mr. Zarrabian has served as the Company’s Interim Chief Executive Officer since November 3, 2017 and has served as a member of the Board of Directors since July 7, 2017. Since October 2016, Mr. Zarrabian has served as an advisor to Redline Capital Partners, S.A., a Luxemburg based investment firm. From 2012 to 2014 he served as Chairman and member of the Board of La Jolla Pharmaceutical Company during which time the company’s transition from an OTC listed company to a NASDAQ listed company. From 2012 to 2013 he served as President of the Protein Production Division of Intrexon Corporation, a synthetic biology company. He has also previously served as CEO & member of the Board of Cyntellect, Inc., a stem cell processing and visualization Instrumentation company until its sale in 2012, as President and COO of Senomyx, Inc., a company focused on discovery and commercialization of new flavor ingredients, as COO of Pharmacopeia, Inc., a former publicly-traded provider of combinatorial chemistry discovery services and compounds, where he also served as President & COO of its MSI Division. In addition, Mr. Zarrabian has served on numerous private and public company boards, including at Immune Therapeutics, Inc., Exemplar Pharma, LLC, Ambit Biosciences Corporation, eMolecules, Inc., and Penwest Pharmaceuticals CO. His other experience includes COO at Molecular Simulations, COO of Symbolics, Inc., and as R&D Director at Computervision, Inc.

There are no family relationships between Mr. Zarrabian and any other executive officers or directors of the Company. Mr. Zarrabian was not appointed President pursuant to any arrangement or understanding with any other person and does not have any reportable transactions under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On December 22, 2017, the Company announced that the Company’s Board of Directors has determined to postpone the Company’s 2018 Annual Meeting of Stockholders previously scheduled to take place on February 8, 2018 to April 11, 2018 (the “2018 Annual Meeting”). In addition, and in connection with the Company’s ongoing efforts to strengthen its corporate governance practices, the Company announced that the Board of Directors has decided not to nominate Dennis Brown, the Company’s Chief Scientific Officer, or Mr. Bacha to stand for re-election to the Board of Directors at the 2018 Annual Meeting. Mr. Brown will continue in his role as the Company’s Chief Scientific Officer. The Board of Directors believes it is in the best interests of the Company and its stockholders to maintain a Board of Directors comprised of more independent directors and fewer directors who are employed by the Company. Accordingly, the Board intends to utilize the postponement of the 2018 Annual Meeting to commence a search for additional highly qualified independent director nominees to be included in the Company’s proxy statement for the 2018 Annual Meeting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELMAR PHARMACEUTICALS, INC.

Dated: December 22, 2017	By:	/s/ Saiid Zarrabian
Name: Saiid Zarrabian
Title: Interim Chief Executive Officer

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